EXHIBIT F
                                                                       ---------

   JPMorgan Chase Bank             Wachovia Bank, National Association        Merrill Lynch, Pierce, Fenner & Smith
 J.P. Morgan Securities Inc.          Wachovia Capital Markets, LLC                       Incorporated
      270 Park Avenue                    1 Wachovia Center, DC 6                Merrill Lynch Capital Corporation
     New York, NY 10017                  301 South College Street                   4 World Financial Center
                                            Charlotte, NC 28288                        New York, NY 10080

                                                               December 20, 2004

EGL Holding Company
c/o Welsh, Carson, Anderson & Stowe
320 Park Avenue, Suite 2500
New York, NY 10022

Attention of Sean Traynor

                                  Project Eagle
                                 --------------
                  $880,000,000 Senior Secured Credit Facilities
                  ---------------------------------------------
                $660,000,000 Senior Subordinated Bridge Facility
                ------------------------------------------------
                     Amended and Restated Commitment Letter
                     --------------------------------------

Ladies and Gentlemen:


          This letter agreement amends and restates and supersedes in its entirety the Project Eagle -- $780,000,000 Senior Secured Credit Facilities/$660,000,000 Senior Subordinated Bridge Facility Commitment Letter (together with the Senior Facilities Term Sheet attached thereto as Exhibit A and the Bridge Facility Term Sheet attached thereto as Exhibit B, the "Original Commitment Letter") dated October 17, 2004 between EGL Holding Company and JPMCB, JPMorgan, Wachovia, WCM, MLCC and MLPF&S (each as defined below). You have advised JPMorgan Chase Bank ("JPMCB"), J.P. Morgan Securities Inc. ("JPMorgan"), Wachovia Bank, National Association ("Wachovia"), Wachovia Capital Markets, LLC ("WCM"), Merrill Lynch Capital Corporation ("MLCC" and, together with JPMorgan and Wachovia, the "Agents") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") that you intend to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meanings assigned to them in the Term Sheets (as defined below)).

          In connection with the foregoing, (a) JPMCB is pleased to advise you of its commitment to provide (i) 33.34% of the aggregate principal amount of the Senior Facilities, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Senior Facilities Term Sheet"), and (ii) 33.33% of the aggregate principal amount of the Bridge Facility, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the "Bridge Facility Term Sheet" and, together with the Senior Facilities Term Sheet, the "Term Sheets"); (b) Wachovia is pleased to advise you of its commitment to provide (i) 33.33% of the aggregate principal amount of the Senior Facilities, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Senior Facilities Term Sheet, and (ii) 33.33% of the aggregate principal amount of the Bridge Facility, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Bridge Facility Term Sheet;

and (c) MLCC is pleased to advise you of its commitment to provide (i) 33.33% of the aggregate principal amount of the Senior Facilities, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Senior Facilities Term Sheet, and (ii) 33.34% of the aggregate principal amount of the Bridge Facility, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Bridge Facility Term Sheet. The commitments described in this paragraph are collectively referred to herein as the "Commitments".

          It is understood and agreed that (a) JPMCB will act as the sole and exclusive administrative agent and collateral agent for the Senior Facilities,
(b) Wachovia will act as the sole and exclusive syndication agent for the Senior Facilities, (c) MLCC will act as the sole and exclusive documentation agent for the Senior Facilities and as sole and exclusive administrative agent for the Bridge Facility, and (d) each will, in such capacities, perform the duties customarily associated with such roles. It is also understood and agreed that
(a) JPMorgan, WCM and MLPF&S will act as joint arrangers for the Senior Facilities (in such capacities, the "Senior Facilities Arrangers"), (b) JPMorgan and WCM will act as joint lead arrangers and joint bookrunners for the Senior Facilities (in such capacities, the "Lead Arrangers") and (c) MLPF&S, JPMorgan and WCM will act as joint arrangers and joint bookrunners for the Bridge Facility (in such capacities, the "Bridge Facility Arrangers" and, together with the Senior Facilities Arrangers and the Lead Arrangers, the "Arrangers"), in each case, upon the terms set forth or referred to in this Commitment Letter and in the Term Sheets. It is further understood and agreed that (a) no additional agents, co-agents, arrangers, co-arrangers or bookrunners will be appointed and no other titles awarded in connection with the Facilities without the approval of the Arrangers and (b) no compensation (other than as expressly contemplated by the Term Sheets or the Fee Letters referred to below) will be paid in connection with the Facilities unless you and we so agree.

          Each Arranger reserves the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of its Commitments to one or more financial institutions that will become parties to such definitive documentation pursuant to (a) syndications of the Senior Facilities to be managed by JPMorgan and (b) a syndication of the Bridge Facility to be managed by MLPF&S (the financial institutions becoming parties to such definitive documentation being collectively referred to as the "Lenders"). You understand that each of the Facilities will be separately syndicated. The Arrangers may decide to commence syndication efforts promptly, and you agree actively to assist the Arrangers in completing a timely and orderly syndication satisfactory to the Arrangers. Such assistance shall include, but not be limited to (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Fund, the Borrower and Eagle, (b) direct contact during the syndications between your senior management, representatives and advisors and those of the Fund, the Borrower and Eagle, on the one hand, and the proposed Lenders, on the other hand, (c) your assistance (including the use of commercially reasonable efforts to cause the Fund, the Borrower, Eagle and your and their respective affiliates and advisors to assist) in the preparation of Confidential Information Memoranda for the Facilities and other marketing materials to be used in connection with the syndications and (d) the hosting, with the Arrangers, of one or more meetings of prospective Lenders.

          It is understood and agreed that (a) JPMorgan will, after consultation with you and the other Arrangers, manage all aspects of the syndications of the Senior Facilities, and (b) MLPF&S will, after consultation with you and the other Arrangers, manage all aspects of the syndication of the Bridge Facility, in each case including selection of Lenders, determination of when such Arranger will approach potential Lenders and the time of acceptance of the Lenders' commitments, any naming rights and the final allocations of the commitments among the Lenders. It is also understood and agreed that the amount and distribution of fees among the Lenders (a) under the Senior Facilities will be at JPMorgan's discretion, after consultation with you and the other Arrangers, and (b) under the Bridge Facility will be at MLPF&S's discretion, after consultation with you and the other Arrangers. To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide to each Agent and each Arranger (and to use commercially reasonable efforts to cause the Fund, the Borrower and Eagle to provide) all information with respect to you, the Borrower, Eagle and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as they may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. At the request of the Arrangers, you agree to assist (and to use commercially reasonable efforts to cause the Borrower and Eagle to assist) in the preparation of a version of the information package and presentation consisting exclusively of information and documentation that is either publicly available or not material with respect to you, the Borrower, Eagle, your or their respective subsidiaries or affiliates and any of your or their respective securities for purposes of Federal and state securities laws.

          The Commitments and the Agents' and the Arrangers' agreements to perform the services described herein are subject to the condition that (a) all information other than the Projections (the "Information") that has been or will be prepared by or on behalf of you, the Fund, the Borrower, Eagle or any of your or their authorized representatives and made available to any Agent or any Arranger (taken as a whole and giving effect to all written updates thereto) is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be prepared by or on behalf of you, the Fund, the Borrower, Eagle or any of your or their authorized representatives and made available to any Arranger or any Agent have been or will be prepared in good faith based upon assumptions that are reasonable at the time of preparation and at the time the related Projections are made available to any Agent or any Arranger. You agree that if at any time from and including the date hereof until the Closing Date the condition in the preceding sentence would not be satisfied if the Information and the Projections were being furnished at such time, then you will promptly supplement the Information and the Projections so that such condition would be satisfied under those conditions. In arranging the Facilities, including the syndications of the Facilities, the Agents and the Arrangers will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

          As consideration for the Commitments and the Agents' and the Arrangers' agreement to structure, arrange and syndicate the Facilities in connection therewith, you agree to pay (or to cause the Borrower to pay) to the Agents and the Arrangers the fees as set forth in the Term Sheets, in the Amended and Restated Fee Letter dated the date hereof and delivered here-with with respect to the Facilities (the "Fee Letter") and in the Amended and Restated Administrative Agent Fee Letter dated the date hereof and delivered herewith between you and JPMCB (the "Administrative Agent Fee Letter" and, together with the Fee Letter, the "Fee Letters").

          Each Commitment and each Agent's agreement and each Arranger's agreement to perform the services described herein are subject to (a) each Agent's and Arranger's not having discovered or otherwise become aware of information not previously disclosed to it that it reasonably believes to be materially inconsistent with the information provided to it by you prior to the date hereof, of the business, operations, assets, liabilities, financial condition or results of operations of Eagle and its subsidiaries, taken as a whole, (b) there not having occurred since December 31, 2003, any Company Material Adverse Effect (as defined below), (c) there not having occurred any significant change or condition in the loan syndication, financial or capital markets (including, without limitation, high-yield market) that, in the judgment of such Arranger, could reasonably be expected to materially impair the syndication of any of the Facilities or the issuance and sale of the Senior Subordinated Notes, (d) the satisfaction of such Arranger that, prior to and during the syndication of the Facilities, there shall be no competing issues of debt securities or commercial bank or other credit facilities of you, the Borrower, Eagle or your or their respective subsidiaries being offered, placed or arranged (other than the Senior Subordinated Notes), (e) the negotiation, execution and delivery of definitive documentation with respect to the Facilities reasonably satisfactory to each Agent and counsel for the Agents, (f) the Arrangers having been afforded a reasonable period to syndicate the Facilities and (g) the other conditions set forth or referred to herein and in the Term Sheets (including the annexes thereto). "Company Material Adverse Effect" means any event, change, condition, circumstance or state of facts or aggregation of events, changes, conditions, circumstances or state of facts, that has had or could reasonably be expected to have, individually or in the aggregate (i) a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of Eagle and its subsidiaries, taken as a whole, whether or not covered by insurance, or (ii) a material adverse effect on the ability of the Borrower to perform its obligations under the Facilities, provided that Company Material Adverse Effect shall not be deemed to include any such material adverse effect arising as a result of conditions, events or circumstances (other than any changes or proposed changes in Laws (as defined below), including changes or proposed changes in payment or reimbursement by government payors, but excluding the final regulatory changes announced by the Center for Medicare and Medicaid Services on August 2, 2004 applicable to long term acute care hospitals operated as "hospitals within hospitals") affecting either (x) the United States economy generally or (y) the industry of the Company and its Subsidiaries generally, which in each case does not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole. "Laws" means any statute, law, ordinance, rule, regulation, New York Stock Exchange or other stock exchange rule or listing requirement, permit or authorization. Those matters that are not covered by or made clear under the provisions hereof and of the Term Sheets are subject to the reasonable approval and agreement of the Agents, the Arrangers and you.

          By executing this Commitment Letter, you agree (a) to indemnify and hold harmless the Agents, the Arrangers and their respective officers, directors, employees, affiliates, agents, advisors, representatives and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several, that may be incurred by or asserted or awarded against any such person (including, without limitation, in connection with any investi-gation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with this Commitment Letter, the Term Sheets, the Original Commitment Letter, the Fee Letters, the Original Fee Letter (as defined in the Fee Letter), the Original Administrative Agent Fee Letter (as defined in the Administrative Agent Fee Letter), the Transactions and the Facilities, regardless of whether any of such indemnified parties is a party thereto, and to reimburse each of such indemnified parties upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified party, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final judgment of a court to have resulted from the willful misconduct or gross negligence of such indemnified party, and (b) in the circumstances set forth in the Fee Letter, to reimburse the Agents, the Arrangers and their respective affiliates, upon presentation of a summary statement in reasonable detail, for all reasonable out-of-pocket expenses (including, without limitation, reasonable out-of-pocket expenses of the Agents' and the Arrangers' due diligence investigations, consultants' fees, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel) incurred in connection with the Facilities and the preparation of any related documentation (including this Commitment Letter, the Term Sheets, the Original Commitment Letter, the Fee Letters, the Original Fee Letter, the Original Administrative Agent Fee Letter, the definitive documentation for the Facilities and any security arrangements in connection therewith). Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with its activities related to this Commitment Letter, the Term Sheets, the Original Commitment Letter, the Fee Letter, the Original Fee Letter, the Original Administrative Agent Fee Letter, the Transactions and the Facilities.

          You acknowledge the Agents, the Arrangers and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of the Agents, the Arrangers or any of their respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by the Agents, the Arrangers or any of their respective affiliates of services for other companies, and none of the Agents, the Arrangers or any of their respective affiliates will furnish any such information to other companies. You also acknowledge that none of the Agents, the Arrangers or any of their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Fund, the Borrower, Eagle or your or their respective subsidiaries, confidential information obtained by you or it or any of your or its respective affiliates from other companies.

          This Commitment Letter, the Commitments and the agreements of the Agents and the Arrangers shall not be assignable by you without the prior written consent of the other parties hereto, and any attempted assignment without such consent shall be void; provided, however, that this Commitment Letter, the Commitments hereunder and the Fee Letter may be assigned by you to the Borrower pursuant to a writing reasonably satisfactory to each of the Agents and the

Arrangers, so long as you remain liable for all your obligations hereunder and thereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Agents and the Arrangers and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter is solely for the benefit of the parties hereto and the indemnitees referred to herein and no other person shall acquire or have any rights under or by virtue of this Commitment Letter (other than, following any assignment to the Borrower in accordance with the first sentence of this paragraph, the Borrower). This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. The Agents and the Arrangers may perform the duties and activities described hereunder through any of their respective affiliates and the provisions of the second preceding paragraph shall apply with equal force and effect to any of such affiliates so performing any such duties or activities.

          You, the Agents and the Arrangers irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions, this Commitment Letter, the Term Sheets, the Fee Letters or the performance of services hereunder or thereunder. You, the Agents and the Arrangers hereby agree that service of any process, summons, notice or document by registered mail addressed to said party shall be effective service of process for any suit, action or proceeding brought in any such court. You, the Agents and the Arrangers irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You, the Agents and the Arrangers agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon you and may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment. You, the Agents and the Arrangers irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter, the Term Sheets, the Fee Letters or the performance of services hereunder or thereunder.

          You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Term Sheets, the Original Commitment Letter, the Fee Letters, the Original Fee Letter, the Original Administrative Agent Fee Letter, the contents of any of the foregoing or the activities of the Agents or the Arrangers pursuant hereto or thereto to any person without the prior approval of the Agents and the Arrangers, except that you may disclose (a) this Commitment Letter, the Term Sheets, the Fee Letters and the contents hereof and thereof (i) to (A) the Investors and their respective affiliates and (B) your and their respective shareholders, partners, members, officers, employees, attorneys, accountants and advisors, in the case of clauses (A) and (B), on a confidential and need-to-know basis and (ii) as required by applicable law or compulsory legal process or as requested by a governmental authority, in which case you agree to inform us promptly thereof, (b) this Commitment Letter, the Term Sheets and the contents hereof and thereof (but not the Fee Letters or the contents thereof) to Eagle and its officers, directors, employees, attorneys, accountants and advisors, in each case in connection with the Transactions and on a confidential and need-to-know basis, (c) this Commitment Letter, the Term Sheets and the contents hereof and thereof (but not the Fee Letters or the contents thereof) in any public filing, prospectus or offering memorandum in connection with the Transactions or the financing thereof and (d) the terms of the Facilities and drafts of the definitive documentation in respect of the Facilities to rating agencies on a confidential basis. Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to JPMCB the enclosed duplicate originals (or facsimiles) of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on December 20, 2004. The Commitments will expire at such time in the event that JPMCB has not then received such executed duplicate originals (or facsimiles) in accordance with the immediately preceding sentence. In the event that the initial borrowing under the Facilities does not occur on or before April 30, 2005, then this Commitment Letter and the Commitments shall automatically terminate unless the Agents and the Arrangers shall, in their sole discretion, agree to an extension. The compensation, reimbursement, indemnification, jurisdiction, syndication, securities demand and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Commitments, provided that your obligations under this Commitment Letter, other than those relating to compensation, reimbursement, jurisdiction, syndication, confidentiality and the securities demand shall automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the execution thereof, and you shall be released from all liability in connection therewith at such time.

          We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

                                   Very truly yours,

                                   JPMORGAN CHASE BANK,


                                   By:    /s/ Bruce Borden
                                          --------------------------------------
                                          Name:  Bruce Borden
                                          Title: Vice President


                                   J.P. MORGAN SECURITIES INC.,


                                   By:    /s/ Adam Reinmann
                                          --------------------------------------
                                          Name:  Adam Reinmann
                                          Title: Vice President

                                   WACHOVIA BANK, NATIONAL ASSOCIATION,


                                   By:    /s/ Jim Jefferies
                                          --------------------------------------
                                          Name:  Jim Jefferies
                                          Title: Managing Director


                                   WACHOVIA CAPITAL MARKETS, LLC,


                                   By:    /s/ Jim Jefferies
                                          --------------------------------------
                                          Name:  Jim Jefferies
                                          Title: Managing Director

                                   MERRILL LYNCH, PIERCE, FENNER &
                                        SMITH, INCORPORATED,


                                   By:    /s/ Stephen B. Paras
                                          --------------------------------------
                                          Name:  Stephen B. Paras
                                          Title: Managing Director


                                   MERRILL LYNCH CAPITAL CORPORATION,


                                   By:    /s/ Stephen B. Paras
                                          --------------------------------------
                                          Name:  Stephen B. Paras
                                          Title: Vice President

Accepted and agreed to as of
the date first above written:

EGL HOLDING COMPANY,


By:     /s/ Sean M. Traynor
        ------------------------------------
        Name:  Sean M. Traynor
        Title: President

                                                                       EXHIBIT A
CONFIDENTIAL
December 20, 2004
                                  Project Eagle
                                  -------------
                  $880,000,000 Senior Secured Credit Facilities
                  ---------------------------------------------
                    Summary of Principal Terms and Conditions
                    -----------------------------------------


BORROWER:           EGL Acquisition Corp., a newly-formed Delaware corporation
                    (the "Borrower") and a wholly owned subsidiary of EGL
                    Holding Company, a Delaware corporation ("Holdings"), all the equity interests in which will be owned by one or more affiliates of Welsh, Carson, Anderson & Stowe IX, L.P. (the
                    "Fund") and certain other investors designated by the Fund and reasonably satisfactory to the Agents (together with the Fund, the "Investors"). Following the Merger, the "Borrower" will be a Delaware corporation previously identified to the Agents as "Eagle".

TRANSACTIONS:       Pursuant to the Agreement and Plan of Merger (the "Merger
                    Agreement") dated October 18, 2004 among Holdings, the
                    Borrower and Eagle, (a) the Borrower will be merged (the
                    "Merger") with and into Eagle, with Eagle surviving the Merger, (b) each outstanding share of common stock of Eagle
                    (other than shares held by holders who properly exercise appraisal rights and shares held by the Investors and Holdings) will be converted in the Merger into the right to receive $18.00 in cash, (c) options and warrants to acquire shares of common stock of Eagle that are "in-the money" will be canceled pursuant to the Merger Agreement in exchange for a lump-sum payment based on the per-share merger consideration of $18.00 (the aggregate amount payable under clauses (b) and (c) is referred to herein as the "Merger
                    Consideration") and (d) shares of common stock of Eagle owned by the Investors in an aggregate amount of not less than $143,100,000 (based on the per share Merger
                    Consideration value) will be contributed to Holdings in return for common and preferred equity of Holdings (the
                    "Roll-over Equity Contribution").

                    In connection with the Merger, (a) (i) the Investors of Eagle will contribute not less than $617,200,000 in cash to Holdings (it being agreed that the aggregate amount contributed may be reduced by up to $40,000,000 to the

                                    Exh. A-1
                    extent that cash on the balance sheet of the Borrower immediately prior to the Closing Date exceeds (1) if the SemperCare Acquisition Condition (as defined below) has not previously been satisfied, $220,000,000 and (2) if the SemperCare Acquisition Condition has previously been satisfied, $120,000,000) in exchange for common and preferred stock of Holdings, the aggregate proceeds of which will be contributed by Holdings to the Borrower as common equity (such contributions being referred to herein as the "Common Equity Contributions"); and (ii) affiliates of the Fund will purchase for cash subordinated notes and equity of Holdings (the "Holdings Subordinated Notes") yielding gross proceeds of not less than $150,000,000, having terms and conditions reasonably satisfactory to the Agents, the aggregate proceeds of which will be contributed by Holdings to the Borrower as common equity (such contributions, together with the Common Equity Contributions being referred to as the "Equity Contributions"); (b) the Borrower will obtain the senior secured credit facilities (the "Senior Facilities") in the amount and on the terms described below under the caption "Senior Facilities" on the date on which the Merger is consummated (the "Closing Date"); (c) the Borrower will either (i) issue up to $660,000,000 in aggregate principal amount of its senior subordinated notes (the "Senior Subordinated Notes") in a public offering or in a Rule 144A or other private placement or (ii) if and to the extent the Borrower is unable to issue the Senior Subordinated Notes on or prior to the Closing Date, borrow $660,000,000 less the amount of the Senior Subordinated Notes issued pursuant to the immediately preceding clause
                    (i) in senior subordinated loans from one or more lenders under a new senior subordinated bridge facility (the "Bridge Facility" and, together with the Senior Facilities, the "Facilities") (it being agreed that the aggregate principal amount of Senior Subordinated Notes and loans under the Bridge Facility, as applicable, shall be reduced by the amount in excess of $10,000,000 over the sum of (x) the aggregate principal amount of Existing Subordinated Notes (as defined below) not tendered pursuant to the Debt Tender Offer (as defined below) plus (y) the amount of the tender premium offered in respect thereof pursuant to the Debt Tender Offer plus (z) accrued interest in respect thereof (such amount, the "Untendered Amount")); (d) Eagle

                                    Exh. A-2
                    will repay all amounts outstanding under the Credit Agreement dated as of September 22, 2000 (the "Existing Credit Agreement"), among Eagle, certain of its subsidiaries, the lenders named therein, The Chase Manhattan Bank, The Chase Manhattan Bank of Canada, Banc of America Securities, LLC and CIBC, Inc., and will terminate all commitments thereunder and all liens in respect thereof shall be released; (e) Eagle will consummate a tender offer and consent solicitation (the "Debt Tender Offers") in respect of both its 9-1/2% Senior Subordinated Notes due 2009 and its 7-1/2% Senior Subordinated Notes due 2013 (together, the "Existing Subordinated Notes"), pursuant to which Eagle will repurchase at least a majority of each series of the Existing Subordinated Notes at prices and on terms no less favorable than those described in the Merger Agreement or otherwise reasonably satisfactory in all respects to the Agents, and as a result of which all significant negative covenants in each series of such Existing Subordinated Notes will be eliminated; (f) the Merger Consideration will be paid; and (g) fees and expenses incurred by Holdings, the Borrower, Eagle, the Arrangers and the Agents in connection with the Transactions (as defined below), in an aggregate amount not to exceed $133,100,000, will be paid (the "Transaction Costs").

                    In addition, Eagle is party to an Agreement and Plan of Merger and Reorganization (the "SemperCare Acquisition Agreement") dated November 19, 2004, together with Camp Hill Acquisition Corp., SemperCare, Inc. ("SemperCare") and Jeffrey C. Collinson, as stockholders' agent, pursuant to which Eagle will acquire SemperCare for $100,000,000 in cash (the "SemperCare Acquisition"). The transactions described in clauses (a) through (g) of the preceding paragraph and the transactions described in the second preceding paragraph, are, together with the SemperCare Acquisition if consummated by the Closing Date, collectively referred to herein as the "Transactions".

AGENTS: (a) JPMorgan Chase Bank ("JPMCB") will act as sole and exclusive administrative agent and collateral agent for the Senior Facilities (in such capacities, the "Administrative Agent") for a syndicate of financial institutions (the "Lenders"), (b) Wachovia Bank, National Associ-

                                    Exh. A-3
                    ation ("Wachovia") will act as sole and exclusive syndication agent for the Senior Facilities and (c) Merrill Lynch Capital Corporation ("MLCC" and, together with JPMCB and Wachovia, the "Agents") will act as sole and exclusive documentation agent for the Senior Facilities. In such capacities, each Agent will perform the duties customarily associated with such roles.

ARRANGERS:          J.P. Morgan Securities Inc. ("JPMorgan"), Wachovia Capital
                    Markets, LLC ("WCM") and Merrill Lynch, Pierce, Fenner &
                    Smith Incorporated ("MLPF&S") will act as joint arrangers for the Senior Facilities (in such capacities, the "Arrangers"), and JPMorgan and WCM will act as joint lead arrangers and joint bookrunners for the Senior Facilities
                    (in such capacities, the "Lead Arrangers"). Each Arranger will perform the duties customarily associated with such roles. JPMorgan will manage the syndication of the Senior
                    Facilities in consultation with the Fund and the other
                    Arrangers.

SENIOR FACILITIES:  (A)    A Senior Secured Tranche B Term Loan Facility in an
                           aggregate principal amount of up to $580,000,000 (the
                           "Tranche B Facility"); provided that the Tranche B
                           Facility shall be reduced to an aggregate principal amount of $480,000,000 at any time prior to the Closing Date that the SemperCare Acquisition
                           Agreement is terminated.

                    (B) A Senior Secured Revolving Credit Facility in an aggregate principal amount of up to $300,000,000 (the "Revolving Facility"). Up to an amount to be agreed upon of the Revolving Facility will be available in the form of letters of credit.

                    In connection with the Revolving Facility, the Administrative Agent will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings of up to an amount to be agreed upon. Any such swingline loan will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility will, promptly upon request by the Administrative Agent, fund to the Administrative Agent its pro rata share of any swingline borrowings.

                                    Exh. A-4

INCREMENTAL
FACILITY:           At any time during the term of the Revolving Facility, the
                    Borrower may add an incremental revolving facility or an incremental term loan facility (such facility, the "Incremental Facility") in an aggregate amount of up to $100,000,000. The Incremental Facility will be secured and guaranteed with the Senior Facilities on a pari passu basis.
                    Lenders under the Revolving Facility or Lenders under the Tranche B Facility will be entitled to participate, but will not be required to participate, in an Incremental Facility that consists of revolving loans or term loans, respectively, and any new Lenders that commit to provide a portion of an Incremental Facility shall be reasonably acceptable to the Administrative Agent and the Borrower and, in the case of the Revolving Facility, the Issuing Bank (as defined below). Incremental Facilities consisting of revolving commitments shall not have a scheduled maturity date that is earlier than the Revolving Maturity Date (as defined below) and Incremental Facilities consisting of term loans shall not have a scheduled maturity date that is earlier than the Tranche B Maturity Date (as defined below) and shall not have a weighted average life that is shorter than the Tranche B Facility. If the interest rate spread applicable to the Incremental Facility exceeds the interest rate spread applicable to the analogous Senior Facility by more than 0.50%, then the interest rate spread applicable to the analogous Senior Facility shall be increased so that it equals the interest rate spread equal to such Incremental
                    Facility minus 0.50%. The Incremental Facility will have terms and conditions substantially similar to the analogous
                    Senior Facility and will otherwise be on terms and subject to conditions satisfactory to the Agents. The Incremental
                    Facility will be made available only if, after giving effect thereto, (i) no default or event of default exists under the Credit Agreement with respect to the Senior Facilities (the
                    "Credit Agreement"), and (ii) the Borrower is in pro forma compliance with the financial covenants in the Credit
                    Agreement.

PURPOSE:            (A)    The proceeds of the loans under the Tranche B
                           Facility plus up to $200,000,000 of borrowings under the Revolving Facility (or up to $100,000,000 if the SemperCare Acquisition Condition has not previously been satisfied and the SemperCare
                           Acquisition Agreement has not been terminated), in each case less the Unten-

                                    Exh. A-5
                           dered Amount up to $10,000,000, will be used by the Borrower on the Closing Date, solely (i) first, to pay the Transaction Costs, (ii) second, to pay all principal, interest, fees and other amounts outstanding under the Existing Credit Agreement, (iii) third, to repurchase the Existing Subordinated Notes tendered (and not withdrawn) pursuant to the Debt Tender Offers, including any premium payments associated therewith and (iv) fourth, together with the Equity Contribution, the proceeds of the issuance of the Senior Subordinated Notes and/or the borrowings under the Bridge Facility, as applicable, and cash on hand at Eagle, to pay the Merger Consideration. The estimated sources and uses of the funds necessary to consummate the Transactions and the other transactions contemplated hereby are set forth on Annex II hereto.

                    (B) Except as provided in clause (A) above, the proceeds of loans under the Revolving Facility will be used by the Borrower for working capital and general corporate purposes after the Closing Date.

                    (C) Letters of credit will be used by the Borrower for general corporate purposes.

AVAILABILITY:       (A)    The full amount of the Tranche B Facility must be
                           drawn in a single drawing on the Closing Date.
                           Amounts borrowed under the Tranche B Facility that are repaid or prepaid may not be reborrowed.

                    (B) Loans under the Revolving Facility will be available on (to the extent permitted by clause
                           (A) above under "Purpose") and after the Closing Date at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

INTEREST RATES
AND FEES:           As set forth on Annex I hereto.

DEFAULT RATE:       With respect to overdue principal, the applicable interest rate plus

                                    Exh. A-6

                    2.00% per annum and, with respect to any other overdue amount, the interest rate applicable to ABR loans plus 2.00% per annum.

LETTERS OF CREDIT:  Letters of credit under the Revolving Facility will be issued by any Agent or affiliate of any Agent (the "Issuing Bank"). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and
                    (b) the fifth business day prior to the final maturity of the Revolving Facility.

                    Drawings under any letter of credit shall be reimbursed by the Borrower on the same business day. To the extent that the Borrower does not reimburse the Issuing Bank on the same business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.

                    The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

MATURITY AND
AMORTIZATION:       (A)    The Tranche B Facility will mature on the date that
                           is seven years after the Closing Date (the
                           "Tranche B Maturity Date"), and will amortize in equal quarterly installments in an amount equal to 1.00% per annum during the first six years after the Closing Date, and in four equal quarterly installments during the seventh year after the Closing Date.

                    (B) The Revolving Facility will mature on the date that is six years after the Closing Date (the "Revolving Facility Maturity Date").

GUARANTEES:         All obligations of the Borrower under the Senior
                    Facilities and any interest rate protection or other hedging arrangements entered into with a Lender (or any affiliate of any Lender) will be unconditionally guaranteed (the
                    "Guarantees") by Holdings and by each existing and subsequently acquired or organized domestic subsidiary of the Borrower (other than Permitted Joint Ventures
                    (definition to be agreed upon)). Any guarantees to be issued in respect of the Senior Subordinated Notes or the Bridge
                    Facility, as applicable, will be subordinated to the Guarantees to the same extent as the Senior Subord-

                                    Exh. A-7
                    inated Notes or the Bridge Facility, as applicable, are subordinated to the Senior Facilities.

SECURIty:           The Senior Facilities, the Guarantees and any interest rate protection and other hedging arrangements entered into with a Lender (or any affiliate of any Lender) will be secured by substantially all the assets of Holdings, the Borrower and each other existing and subsequently acquired or organized domestic subsidiary of Holdings (collectively, the "Collateral"), including but not limited to (a) a first-priority pledge of (i) all the capital stock of the Borrower and (ii) all the capital stock held by Holdings, the Borrower or any other domestic subsidiary of Holdings, of each existing and subsequently acquired or organized subsidiary of Holdings (which pledge, in the case of any foreign subsidiary, shall be limited to 65% of the capital stock of such foreign subsidiary) and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of Holdings, the Borrower and each existing or subsequently acquired or organized domestic subsidiary of Holdings
                    (including but not limited to accounts, inventory, intellectual property, licensing agreements, real property, cash and proceeds of the foregoing). It is understood and agreed that security interests may not be taken pursuant to this paragraph to the extent that the Agents (or, after the Closing Date, the Administrative Agent) determine that the detriment to Eagle of providing such security interest would be excessive in relation to the benefits to the Lenders afforded thereby.

                    All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, satisfactory to the Lenders and, subject to certain limited exceptions permitted under the definitive documentation for the Senior Facilities, none of the Collateral shall be subject to any other pledges, security interests or mortgages.

MANDATORY
PREPAYMENTS:        Loans under the Tranche B Facility shall be prepaid with (a)
                    50% of the Borrower's Excess Cash Flow (to be defined), with stepdowns to 25% and zero based upon the Borrower's ratio of total indebtedness to EBITDA (to be defined) to be agreed upon (with the first payment in respect of Excess Cash Flow required for the first full fiscal year after the Closing
                    Date and due in the following

                                    Exh. A-8
                    year, and with any voluntary prepayments of the Tranche B Facility during any fiscal year to be credited on a dollar-for-dollar basis against any mandatory prepayment required by this clause (a) in the immediately succeeding fiscal year), (b) 100% of the net cash proceeds of all non-ordinary-course asset sales or other dispositions of property by Holdings and its subsidiaries (including insurance and condemnation proceeds), subject to reinvestment provisions and other limited exceptions to be agreed upon, (c) 100% of the net cash proceeds of issuances of debt obligations of Holdings and its subsidiaries (other than (i) the Senior Subordinated Notes, and (ii) other limited debt permitted under the Credit Agreement) and (d) 50% of the net cash proceeds of issuances of equity of Holdings and its subsidiaries (other than limited exceptions to be agreed upon), with stepdowns to 25% and zero based upon the Borrower's ratio of total indebtedness to EBITDA to be agreed upon, provided that, in the case of clauses (c) and (d), the net proceeds of any such issuances of debt or equity will be applied first to repay all outstanding Initial Loans (if any) under the Bridge Facility.

                    The above-described mandatory prepayments shall be applied in order of maturity to the scheduled amortization payments occurring within the next 12 months under the Tranche B Facility and any excess shall be applied pro rata to the remaining amortization payments under the Tranche B Facility.

                    In addition to the foregoing, if the SemperCare Acquisition Agreement has not been terminated prior to the Closing Date, $100,000,000 in aggregate principal amount of Loans under the Tranche B Facility shall be prepaid on the fifth business day after the earlier to occur of (x) the termination of the SemperCare Acquisition Agreement and (y) the date that is 60 days after the Closing Date if the SemperCare Acquisition has not been consummated on or prior to such date in accordance with applicable law, the SemperCare Acquisition Agreement and all other related documentation (without giving effect to amendments to or waivers of such documents that are adverse in any material respect to the Lenders not approved by the Arrangers) (together, the "SemperCare Acquisition Condition").

                                    Exh. A-9

VOLUNTARY
PREPAYMENTS/
REDUCTIONS IN
COMMITMENTS:        Voluntary prepayments of borrowings under the Senior
                    Facilities and voluntary reductions of the unutilized portion of the Revolving Facility commitments will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders' redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant Interest Period (to be defined).

                    All voluntary prepayments under the Tranche B Facility shall be applied in order of maturity to the scheduled amortization payments occurring within the next 12 months under the Tranche B Facility and any excess shall be applied pro rata to the remaining amortization payments thereunder.

REPRESENTATIONS AND
WARRANTIES:         Usual for facilities and transactions of this type and
                    others to be reasonably specified by the Administrative
                    Agent, including, without limitation, organization and power; authorization and enforceability; accuracy of financial statements; no material adverse change; absence of litigation or conflicts; no violation of law, agreements or instruments; compliance with laws and regulations (including but not limited to ERISA, margin regulations and environmental laws); payment of taxes; ownership of properties; inapplicability of the Investment Company Act and the Public Utility Holding Company Act; solvency;
                    effectiveness of regulatory, governmental and third-party approvals; labor matters; environmental matters; accuracy of information; validity, priority and perfection of security interests in the Collateral; and designation of the Senior
                    Facilities as "senior indebtedness" under the indenture relating to the Senior Subordinated Notes and the indentures relating to the Existing Subordinated Notes.

CONDITIONS
PRECEDENT TO
INITIAL
BORROWING:          Usual for facilities and transactions of this type and
                    others to be reasonably specified by the Administrative
                    Agent, including, without limitation, those specified on Exhibit C to the Commitment Letter to which this Term Sheet is attached; delivery of satisfactory legal opinions, audited financial statements and other financial information to be agreed upon; first-priority perfected security

                                   Exh. A-10
                    interests in the Collateral (free and clear of all liens, subject to limited exceptions to be agreed upon); execution of the Guarantees, which shall be in full force and effect; accuracy of representations and warranties; absence of defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the transactions contemplated hereby; evidence of authority; material consents of all persons; compliance with applicable laws and regulations (including but not limited to ERISA, margin regulations, bank regulatory limitations and environmental laws); there not having occurred since December 31, 2003 any Company Material Adverse Effect; payment of fees and expenses; delivery of borrowing certificates; and delivery of evidence of satisfactory insurance.

CONDITIONS PRECEDENT
TO EACH
BORROWING:          Usual and customary for transactions of this type.

AFFIRMATIVE
COVENANTS:          Usual for facilities and transactions of this type and
                    others to be reasonably specified by the Administrative
                    Agent (to be applicable to Holdings and its subsidiaries), including, without limitation, maintenance of corporate existence and rights; performance of obligations; delivery of audited annual consolidated financial statements for Holdings and unaudited quarterly consolidated financial statements for Holdings and other financial information;
                    delivery of notices of default, litigation and material adverse change; maintenance of properties in good working order; maintenance of satisfactory insurance; compliance with laws; inspection of books and properties; further assurances; and payment of taxes.

                    The Borrower will also be required to maintain appropriate interest protection and other hedging arrangements with one or more Lenders (or affiliates thereof) such that the interest cost of at least 50% of all funded debt (including without limitation the Holdings Subordinated Notes and the Senior Subordinated Notes) on the Closing Date shall be fixed for at least three years following the Closing Date.

NEGATIVE
COVENANTS:          Usual for facilities and transactions of this type and
                    others to be reasonably specified by the Administrative
                    Agent (to be applicable to Holdings and its subsidiaries, other than Permitted Joint Ventures), including, without

                                   Exh. A-11
                    limitation, limitations on dividends or other distributions on capital stock (other than (x) payments to shareholders exercising appraisal rights) or (y) subject to compliance with a minimum ratio of EBITDA to cash interest expense, cash amounts sufficient to pay accrued and unpaid interest on the Holdings Subordinated Notes; limitations on redemptions and repurchases of capital stock; limitations on prepayments, redemptions and repurchases of debt; limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on debt; limitations on mergers, recapitalizations, acquisitions and asset sales; limitations on transactions with affiliates; limitations on changes in business conducted; prohibition on change in status of Holdings as a passive holding company that holds no assets other than the capital stock of the Borrower; and limitations on amendments of subordinated debt agreements.

SELECTED FINANCIAL
COVENANTS:          (a) A maximum ratio of total indebtedness to EBITDA, (b) a minimum ratio of EBITDA to cash interest expense and (c) maximum capital expenditures (with carry-forward provisions to be agreed upon), in each case with definitions of financial terms and levels (including any credit of unrestricted cash against total indebtedness) to be agreed upon.

                    Solely for purposes of determining compliance with the financial covenants, if Holdings makes equity contributions to the Borrower (such equity contributions to be common equity or preferred equity with terms and conditions no less favorable than those to be specified in the Credit Agreement) after the end of a fiscal period and on or prior to the date that is five business days after the date financial statements are required to be delivered for such fiscal period, the proceeds of which are promptly applied to prepay loans under the Tranche B Facility, then such prepayment of indebtedness shall be deemed to have occurred prior to the end of such fiscal period. In addition, Holdings may make equity contributions to the Borrower (any such equity contribution to be common equity or preferred equity on terms and conditions no less favorable than those to be specified in the Credit Agreement) in an aggregate amount since the Closing Date not to exceed $30,000,000 and with limitations on frequency to be agreed (such contributions, the "Specified Equity Contributions") and each Specified Equity

                                   Exh. A-12

                    Contribution shall be included in the calculation of EBITDA for the purpose of determining compliance with the financial covenants at the end of the fiscal quarter immediately preceding the date of such Specified Equity Contribution and any applicable subsequent periods, provided that the Borrower shall prepay loans under the Revolving Facility, if any (without reducing the commitments thereunder), with the proceeds of such Specified Equity Contribution. The provisions of this paragraph shall only be applicable at such time as there are no amounts outstanding under the Bridge Facility.

EVENTS OF DEFAULT:  Usual for facilities and transactions of this type and others to be reasonably specified by the Administrative Agent (in certain cases, with grace periods and materiality thresholds to be agreed upon) including, without limitation, nonpayment of principal, interest or other amounts, violation of covenants, inaccuracy of representations and warranties, cross default and cross acceleration, bankruptcy, material judgments, ERISA, actual or asserted invalidity of security documents, Guarantees or the subordination provisions of the Bridge Facility or the Senior Subordinated Notes, as applicable, or the Existing Subordinated Notes and Change in Control (to be defined).

VOTING: Amendments and waivers of the Credit Agreement and the other definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Facilities, except that (a) the consent of each Lender adversely affected thereby shall be required with respect to, among other things, (i) increases in commitments, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled amortization or final maturity and (iv) releases of all or substantially all the Collateral or material Guarantees (other than in connection with any sale of Collateral or the relevant guarantor permitted by the Credit Agreement) and
                    (b) the consent of Lenders holding more than 50% of any class of loans under the Senior Facilities shall be required with respect to any amendment that by its terms adversely affects the rights of such class in respect of payments or Collateral in a manner different than such amendment affects the other classes.

                                   Exh. A-13

COST AND YIELD
PROTECTION:         Usual for facilities and transactions of this type.

ASSIGNMENTS AND
PARTICIPATIONS:     The Lenders will be permitted to assign loans and
                    commitments to other Lenders (or their affiliates) or to any Federal Reserve Bank without restriction (except that proposed assignments of commitments under the Revolving
                    Facility will require the consent of the Administrative
                    Agent and the Issuing Bank) or to other financial institutions with the consent of the Borrower (unless certain defaults or events of default have occurred and are continuing) and the Administrative Agent (and, in the case of assignments of commitments under the Revolving Facility, the Issuing Bank), in each case not to be unreasonably withheld. Each assignment (except to other Lenders or their affiliates) will be in a minimum amount of (a) $5,000,000 in respect of loans and commitments under the Revolving
                    Facility and (b) $1,000,000 in respect of loans and commitments under the Tranche B Facility. The Administrative
                    Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation and will not be required to be pro rata among the Senior Facilities.

                    The Lenders will be permitted to participate loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments, (b) reductions of principal, interest or fees, (c) extensions of scheduled amortization or final maturity and (d) releases of all or substantially all the Collateral or material Guarantees (other than in connection with any sale of Collateral or the relevant guarantor permitted by the Credit Agreement).

EXPENSES AND
INDEMNIFICATION:    All reasonable out-of-pocket expenses (including, without
                    limitation, expenses incurred in connection with due diligence) of the Arrangers and the Agents associated with the syndication of the Senior Facilities and with the preparation, execution and delivery, administration, waiver or modification and enforcement of the Credit Agreement and the other documentation contemplated hereby and thereby
                    (including the reasonable fees, disbursements and other charges of counsel to the Agents and Arrangers) are to be paid by the Borrower. In addition, all reasonable out-of-pocket expenses of the Lenders for enforcement costs and documentary taxes associ-

                                   Exh. A-14
                    ated with the Senior Facilities are to be paid by the Borrower.

                    The Borrower will indemnify the Arrangers, the Agents, the other Lenders and their affiliates and their respective officers, directors, employees, affiliates, agents and controlling persons and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto) that relate to the proposed Transactions, including the financing contemplated thereby, or any transactions connected therewith, provided that none of the Arrangers, the Agents or any other Lender (nor any of their respective officers, directors, employees, affiliates, agents and controlling persons) will be indemnified for its gross negligence or willful misconduct.

                    Any costs or expenses advanced pursuant to the foregoing provisions shall be reimbursed to the extent that such costs or expenses are finally judicially determined to have resulted from the gross negligence or willful misconduct of the indemnified party by a court of competent jurisdiction.

GOVERNING LAW AND
FORUM:              New York.

COUNSEL TO THE
AGENTS AND
ARRANGERS:          Cahill Gordon & Reindel LLP.


Exh. A-15

                                                                         ANNEX I

INTEREST RATES:     The interest rates under the Senior Facilities will be as
                    follows:

                    Revolving Facility
                    ------------------

                    At the option of the Borrower, Adjusted LIBOR plus 2.50% or ABR plus 1.50%, subject to stepdowns to be agreed upon based upon the Borrower's ratio of total indebtedness to EBITDA.

                    Tranche B Facility
                    ------------------

                    At the option of the Borrower, Adjusted LIBOR plus 2.50% or ABR plus 1.50%.

                    All Senior Facilities
                    ---------------------

                    The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, to the extent made available by the applicable Lenders, 9 or 12 months) for Adjusted LIBOR borrowings.

                    Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as applicable, in the case of ABR loans based on the Prime
                    Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months or 90 days, as applicable.

                    ABR is the Alternate Base Rate, which is the higher of JPMCB's Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1.00%.

                    Adjusted LIBOR will at all times include statutory reserves.

LETTER OF CREDIT
FEE: A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be


                                     A-I-1
                    distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender's Revolving Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account,
                    (a) a fronting fee of 0.125% per annum on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

COMMITMENT FEES:    0.50% per annum, with a stepdown to 0.375% based upon the
                    Borrower's ratio of total indebtedness to EBITDA, on the undrawn portion of the commitments in respect of the Revolving Facility, commencing to accrue on the Closing Date and payable quarterly in arrears after the Closing Date. For the purpose of calculating the commitment fee, outstanding swingline loans will be deemed not to utilize the Revolving
                    Facility commitments.

                                      A-I-2

                                                                        ANNEX II

                       Estimated Sources and Uses of Funds
                                  (in millions)

Uses of Funds                                             Sources of Funds
-------------                                             ----------------
Merger Consideration                     $   1,835.4      Tranche B Facility                        $     580.01
Roll-over Equity                               143.1      Revolving Facility                              200.02
Refinance Existing Debt3                       350.0      Senior Subordinated Notes                       660.04
Transaction Costs5                             133.1      Holdings Subordinated Notes                     150.0
SemperCare Purchase Price6                                Equity Contributions                            617.27
                                               100.0      Roll-over Equity                                143.1
Cash on Balance Sheet                           10.0
                                                          Excess Cash on Balance Sheet                    221.3
                                        ------------                                                ------------
     Total Uses                          $   2,571.6           Total Sources                        $   2,571.6
                                        ============                                                ============

-------------------------

1 To be reduced to $480,000,000 under the circumstances described in the Senior Facilities Term Sheet.
2 To be reduced to $100,000,000 if the SemperCare Acquisition Condition has not previously been satisfied and the SemperCare Acquisition Agreement has not been terminated. Amount of Revolving Facility to be drawn on the Closing Date to be decreased in each case by the Untendered Amount up to $10,000,000.
3 Includes the Existing Credit Agreement and the Existing Subordinated Notes and assumes all the Existing Subordinated Notes are repurchased pursuant to the Debt Tender Offers.
4    To be decreased by the Untendered Amount in excess of $10,000,000.
5    Includes tender premium to be paid in connection with the Debt Tender
     Offers.
6 Assumes the SemperCare Acquisition is consummated on or prior to the Closing Date.
7 To be decreased by up to $40,000,000 to the extent Excess Cash on Balance Sheet immediately prior to the Closing Date exceeds (a) if the SemperCare Acquisition Condition has not previously been satisfied, $220,000,000 and
     (b) if the SemperCare Acquisition Condition has previously been satisfied, $120,000.000.

                                     A-II-1

                                                                       EXHIBIT B

CONFIDENTIAL
December 20, 2004

                                  Project Eagle
                                 --------------
                $660,000,000 Senior Subordinated Bridge Facility
                ------------------------------------------------
                    Summary of Principal Terms and Conditions
                    -----------------------------------------


INITIAL LOANS:      The Lenders (as defined below) will make loans (the "Initial
                    Loans") to the "Borrower" (as defined below) on the Closing
                    Date (as defined in Exhibit A to the Commitment Letter to which this Exhibit B is attached) in an aggregate principal amount of up to $660,000,000 less the Untendered Amount in excess of $10,000,000. The Agents (as defined below) and each assignee of any portion of the Initial Loans or of the Agents' commitments to make the Initial Loans are collectively referred to as the "Lenders".

BORROWER:           EGL Acquisition Corp., a newly-formed Delaware corporation
                    (the "Borrower") and a wholly owned subsidiary of EGL
                    Holding Company, a Delaware corporation ("Holdings"), all the equity interests in which will be owned by one or more affiliates of Welsh, Carson, Anderson & Stowe IX, L.P. (the
                    "Fund") and certain other investors designated by the Fund and reasonably satisfactory to the Agents. Following the Merger described under the heading "Transactions" in Exhibit
                    A to the Commitment Letter to which this Exhibit B is attached, the "Borrower" will be a Delaware corporation previously identified to the Agents as "Eagle".

GUARANTEES:         The obligations of the Borrower in respect of the Initial
                    Loans will be unconditionally and irrevocably guaranteed on a senior subordinated basis by each subsidiary of the Borrower that is a guarantor of the Senior Facilities (as defined below). Guarantors will be released in a manner consistent with the Senior Facilities.

AGENT: Merrill Lynch Capital Corporation ("MLCC") will act as sole and exclusive administrative agent (the "Administrative Agent"). In such capacity, MLCC will perform

                                    Exh. B-1
                    the duties customarily associated with such role and with customary compensation.

ARRANGERS:          Merrill Lynch, Pierce, Fenner & Smith Incorporated
                    ("MLPF&S"), J.P. Morgan Securities Inc. ("JPMorgan") and
                    Wachovia Capital Markets, LLC ("WCM") will act as joint arrangers and joint bookrunners (in such capacities, the "Arrangers"). Each Arranger will perform the duties customarily associated with such roles. MLPF&S will manage the syndication of the Bridge Facility in consultation with the Fund and the other Arrangers.

LENDERS: A syndicate of banking and financial institutions arranged by the Arrangers.

TRANSACTIONS:       As set forth in Exhibit A to the Commitment Letter to which this Exhibit B is attached. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in Exhibit A to the Commitment Letter to which this Exhibit B is attached.

USE OF PROCEEDS:    The proceeds of the Initial Loans will be used by the
                    Borrower on the Closing Date, together with the proceeds of the issuance of the Senior Subordinated Notes, as applicable, a portion of the proceeds of the loans under the Senior Facilities, the Equity Contribution and cash on hand at Eagle, to pay the Merger Consideration. The estimated sources and uses of the funds necessary to consummate the Transactions and the other transactions contemplated hereby are set forth on Annex II to Exhibit A to the Commitment
                    Letter to which this Exhibit B is attached. The amount drawn under the Initial Loans will be reduced by an amount equal to the Untendered Amount in excess of $10,000,000.

FUNDING:            The Lenders will make the Initial Loans simultaneously with
                    (a) the consummation of the Transactions (including, without limitation, the Equity Contributions) and (b) the initial funding under the Senior Facilities.

MATURITY/EXCHANGE:  All the Initial Loans will mature on the date that is one year following the Closing Date (the "Maturity Date"). If any Initial Loan has not been previously repaid in full on or prior to the Maturity Date, the Lender in respect of such Initial Loan thereafter will have the option at any

                                    Exh. B-1
                    time or from time to time to receive Exchange Notes (the "Exchange Notes") in exchange for such Initial Loan having the terms set forth in the term sheet attached hereto as Annex I; provided, however, that a Lender may not elect to exchange only a portion of its outstanding Initial Loans for Exchange Notes unless such Lender intends at the time of such partial exchange of Initial Loans promptly to sell the Exchange Notes received in such exchange. If any Lender does not exchange its Initial Loans for Exchange Notes on the Maturity Date, such Lender shall be required to extend the maturity of such Initial Loans to another date selected by such Lender. If, at such extended maturity, such Lender does not exchange its Initial Loans, such Lender shall be required again to extend the maturity of such Initial Loans to another date selected by such Lender (provided that such Lender shall not be required to extend the maturity of such Initial Loans beyond the tenth anniversary of the Closing Date (the "Final Maturity Date")), and this sentence shall apply to each extended maturity of such Initial Loans prior to the Final Maturity Date.

                    The Initial Loans and the Exchange Notes shall be pari passu for all purposes.

INTEREST:           For the first three-month period commencing on the Closing
                    Date, interest on the Initial Loans shall accrue at a rate per annum equal to the higher of (i) three-month adjusted
                    LIBOR ("Adjusted LIBOR") as determined on the Closing Date plus a spread (the "Spread") and (ii) 8.50%. The Spread shall initially be determined on the Closing Date and shall initially equal 650 basis points. If the Initial Loans are not repaid in full within three months following the Closing
                    Date, the Spread will increase by 50 basis points at the end of such three-month period and shall increase by an additional 50 basis points at the end of each three-month period thereafter until the Maturity Date.

                    Notwithstanding the foregoing, (a) the interest rate in effect at any time prior to the Maturity Date shall not exceed 12% per annum, (b) the interest rate in effect at any time prior to the Maturity Date shall not be less than 8.50% per annum and (c) to the extent the interest payable prior to the Maturity Date on any Initial Loan ex-

                                    Exh. B-3
                    ceeds a rate of 10% per annum, the Borrower may, at its option, cause such excess interest to be paid by adding such excess interest to the principal amount of such Initial Loan. In no event shall the interest rate on the Initial Loans exceed the highest lawful rate permitted under applicable law. Overdue amounts will bear interest at the rate applicable to the Initial Loans plus 2.00% per annum.

                    Following the Maturity Date, all outstanding Initial Loans will accrue interest at the rate provided for the Exchange Notes in Annex I hereto, subject to the absolute and cash caps applicable to the Exchange Notes.

                    Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Initial Loans based on JPMCB's Prime Rate).

                    Adjusted LIBOR will at all times include statutory reserves.

                    In the event that Adjusted LIBOR cannot be determined, or any Lender is unable to maintain a loan accruing interest at Adjusted LIBOR, the affected Initial Loans will accrue interest until the Maturity Date at the "Alternate Base Rate", which will be the higher of JPMCB's Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1.00%, plus, in each case, a spread. Such spread shall initially be 550 basis points and shall increase by 50 basis points at the end of each three-month period subsequent to the Closing Date until the Maturity Date.

                    Interest will be payable in arrears (a) for Initial Loans accruing interest at a rate based on Adjusted LIBOR, at the end of each Adjusted LIBOR period following the Closing Date and on the Maturity Date, (b) for Initial Loans accruing interest at a rate based on the Alternate Base Rate, at the end of each fiscal quarter of the Borrower following the Closing Date and on the Maturity Date and (c) for Initial Loans outstanding after the Maturity Date, at the end of each fiscal quarter of the Borrower following the Maturity Date.

                                    Exh. B-4

SUBORDINATION:      The Initial Loans will be subordinated to the Senior
                    Facilities and other senior indebtedness of the Borrower on terms customary for senior subordinated facilities and transactions of this type.

SENIOR FACILITIES:  The Borrower will obtain the $880,000,000 (or $780,000,000 if the SemperCare Acquisition Agreement is terminated prior to the Closing Date) senior secured credit facilities (the "Senior Facilities"), all as described in Exhibit A to the Commitment Letter to which this Exhibit B is attached.

MANDATORY
REDEMPTION:         The Borrower will be required to prepay Initial Loans (and, if issued, Exchange Notes, to the extent required by the terms of such Exchange Notes) on a pro rata basis, at par plus accrued and unpaid interest, from the net proceeds
                    (after deduction of, among other things, amounts required to repay the Senior Facilities) from the incurrence of any debt or the issuance of any equity or from all non-ordinary-course asset sales (subject to exceptions and baskets to be agreed upon).

OPTIONAL
PREPAYMENT:         The Initial Loans may be prepaid, in whole or in part, at
                    the option of the Borrower, at any time upon three days' prior notice, at par plus accrued and unpaid interest, subject to reimbursement of the Lenders' actual redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. If the Borrower elects to optionally prepay all or any portion of the Initial Loans, then the Borrower shall be required to optionally redeem on a pro rata basis outstanding Exchange Notes, if any, subject, in certain circumstances, to the non-call provisions of any Fixed Rate
                    Exchange Notes, at par plus accrued and unpaid interest.

DOCUMENTATION:      Usual for facilities and transactions of this type and
                    reasonably satisfactory to the Arrangers.

REPRESENTATIONS
AND WARRANTIES:     Usual for facilities and transactions of this type and
                    reasonably satisfactory to the Arrangers.

CONDITIONS
PRECEDENT:          Usual for facilities and transactions of this type, those
                    specified below and in the Commitment Letter to which

                                    Exh. B-5
                    this Exhibit B is attached (including Exhibit A (other than the clause therein that refers to security interests in collateral) and Exhibit C thereto) and others to be reasonably specified by the Agents, including, without limitation, delivery of satisfactory legal opinions, audited financial statements and other financial information to be agreed upon; execution of guarantees, which shall be in full force and effect; accuracy of representations and warranties; absence of conflicts with applicable law and of defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the transactions contemplated hereby; evidence of authority; material consents of all persons; compliance with applicable laws and regulations (including but not limited to ERISA, margin regulations, bank regulatory limitations and environmental laws); there not having occurred since December 31, 2003 any Company Material Adverse Effect; payment of fees and expenses; delivery of borrowing certificates; and delivery of evidence of satisfactory insurance.

                    The Borrower shall have received not less than $780,000,000 (or $680,000,000 if the SemperCare Acquisition Condition is not satisfied prior to the Closing Date) (in each case not including undrawn commitments), less the Untendered Amount up to $10,000,000, in gross cash proceeds from borrowings under the Senior Facilities. The terms and conditions of the Senior Facilities (including but not limited to terms and conditions relating to the interest rate, fees, maturity, subordination, covenants, events of defaults and remedies) shall be reasonably satisfactory in all respects to the Lenders.

                    The Investment Banks (as defined in the Fee Letter) shall have received, as soon as practicable but in no event later than 45 days prior to the Closing Date, a substantially complete initial draft of a registration statement or a Rule 144A offering memorandum or other private placement memorandum relating to the Senior Subordinated Notes.

                    The Investment Banks shall have been afforded a reasonable period, which shall not be less than 30 days, following the receipt of a complete printed preliminary prospectus or preliminary offering memorandum or pre-

                                    Exh. B-6
                    liminary private placement memorandum suitable for use in a customary high-yield road show relating to the issuance of the Senior Subordinated Notes to attempt to place such Notes with qualified purchasers thereof. Such preliminary prospectus, offering memorandum or private placement memorandum shall contain all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for Eagle as provided in Statement on Auditing Standards No. 100) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended) and all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Senior Subordinated Notes or that would be necessary for the Investment Banks to receive customary "comfort" (including "negative assurance" comfort) from independent accountants in connection with the offering of the Senior Subordinated Notes; provided that narrative disclosure with respect to the financial performance of non-guarantor subsidiaries shall be included in a form to be agreed upon.

                    The Agents shall have received management's consolidated financial projections for the Borrower and its subsidiaries for the period of seven years following the Closing Date, which projections shall reflect the Transactions and the other transactions contemplated hereby and include the written assumptions upon which such projections are based, and such projections shall be reasonably satisfactory to the Agents, including with respect to any cost savings projected for the Borrower and its subsidiaries therein. Such projections shall be substantially similar in form to the projections (the "Initial Projections") received by the Agents prior to the date of the Commitment Letter to which this Exhibit B is attached.

COVENANTS:          Usual for facilities and transactions of this type and
                    reasonably satisfactory to the Arrangers, including certain financial covenants (including maintenance covenants)


                                    Exh. B-7
                    to be mutually agreed upon by the Borrower and the Lenders.

                    The affirmative covenants shall in any event include delivery of financial projections of Borrower and its subsidiaries updated quarterly in a form substantially similar to that described above under the heading "Conditions Precedent".

                    Following the Maturity Date, all outstanding Initial Loans will bear covenants substantially identical to the covenants of the Exchange Notes.

EVENTS OF DEFAULT:  Usual for facilities and transactions of this type and reasonably satisfactory to the Arrangers (in certain cases with grace periods and materiality thresholds to be agreed upon).

                    Following the Maturity Date, the events of default relevant to the Initial Loans will be automatically modified to be consistent with the Exchange Notes.

COST AND YIELD
PROTECTION:         Usual for facilities and transactions of this type.

ASSIGNMENT AND
PARTICIPATION:      Subject to the consent of the Administrative Agent (not to be unreasonably withheld or delayed), the Lenders will have the absolute and unconditional right to assign Initial Loans and commitments without the consent of the Borrower. The
                    Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation which will release the obligation of the assigning
                    Lender.

                    Subject to the consent of the Administrative Agent (not to be unreasonably withheld or delayed), Lenders will be permitted to participate their Initial Loans to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs.

                                    Exh. B-8

VOTING: Amendments and waivers of the documentation for the Initial Loans and the other definitive credit documentation related thereto will require the approval of Lenders holding more than 50% of the outstanding Initial Loans, except that the consent of each affected Lender will be required for (a) reductions of principal, interest rates or fees, (b) releases of all or substantially all the material guarantees, (c) modification in any manner adverse to the Lenders of any provisions relating to subordination, (d) except as provided under "Maturity/Exchange" above, extensions of the Maturity Date, (e) additional restrictions on the right to exchange Initial Loans for Exchange Notes or any amendment of the rate of such exchange, (f) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes or (g) modifications of any voting percentages.

EXPENSES AND
INDEMNIFICATION:    All reasonable out-of-pocket expenses (including but not
                    limited to expenses incurred in connection with due diligence) of the Lenders, the Agents and the Arrangers associated with the preparation, execution and delivery, administration, waiver or modification and enforcement of the Senior Subordinated Facility and the other documentation contemplated hereby and thereby (including the reasonable fees, disbursements and other charges of counsel) are to be paid by the Borrower. In addition, all reasonable out-of-pocket expenses of the Lenders for enforcement costs and documentary taxes associated with the facility are to be paid by the Borrower.

                    The Borrower will indemnify the Lenders, the Agents and the Arrangers, and their respective officers, directors, employees, affiliates, agents and controlling persons, and hold them harmless from and against all costs, expenses (including but not limited to reasonable fees and out-of-pocket charges and disbursements of counsel) and liabilities of any such Lender, the Agents or the Arrangers arising out of or relating to any claim or any litigation or other proceeding (regardless of whether any such Lender, the Agents or the Arrangers is a party thereto) that relate to the proposed transactions, including but not limited to the Transactions or any transac-

Exh. B-9
                    tions connected therewith; provided, however, that no such person (nor any of their respective officers, directors, employees, affiliates, agents or controlling persons) will be indemnified for costs, expenses or liabilities arising from such person's gross negligence or wilful misconduct.

                    Any costs or expenses advanced pursuant to the foregoing provisions shall be reimbursed to the extent that such costs or expenses are finally judicially determined to have resulted from the gross negligence or willful misconduct of the indemnified party.

GOVERNING LAW
AND FORUM:          New York.

COUNSEL FOR THE
AGENTS AND THE
ARRANGERS:          Cahill Gordon & Reindel LLP.


                                   Exh. B-10

                                                                         ANNEX I
                                                                    to Exhibit B


                                  Project Eagle
                                 --------------
                    Summary of Principal Terms and Conditions
                   ------------------------------------------
                                of Exchange Notes
                                -----------------

          Capitalized terms used but not defined herein have the meanings given in the Summary of Principal Terms and Conditions of the $660,000,000 Senior Subordinated Bridge Facility to which this Annex I is attached.

ISSUER: The Borrower will issue Exchange Notes under an indenture that complies with the Trust Indenture Act (the "Indenture"). The Borrower in its capacity as issuer of the Exchange Notes is referred to as the "Issuer".

GUARANTEES:         Same as Initial Loans.

PRINCIPAL AMOUNT:   The Exchange Notes will be available only in exchange for
                    the Initial Loans. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount (including any accrued interest not required to be paid in cash) of the Initial Loan for which it is exchanged.

MATURITY:           The Exchange Notes will mature on the tenth anniversary of the Closing Date.

INTEREST RATE:      The Exchange Notes will bear interest at a rate equal to the
                    Initial Rate (as defined below) plus the Exchange Spread (as defined below). Notwithstanding the foregoing, the interest rate in effect at any time shall not exceed 12% per annum nor be less than 10.50% per annum, and to the extent the interest payable on any Exchange Note exceeds a rate of 10% per annum, the Issuer may, at its option, cause such excess interest to be paid by issuing additional Exchange Notes in a principal amount equal to such excess interest. In no event shall the interest rate on the Exchange Notes exceed the highest lawful rate permitted under applicable law.

                    "Exchange Spread" shall mean 0 basis points during the three-month period commencing on the Maturity Date and shall increase by 50 basis points at the beginning of each subsequent three month period.

                                     1-B-1

                    "Initial Rate" shall be determined on the Maturity Date and shall equal the interest rate borne by the Initial Loans on the day immediately preceding the Maturity Date plus 50 basis points.

                    Interest will be payable in arrears at the end of each fiscal quarter of the Issuer.

SUBORDINATION:      Same as Initial Loans.

MANDATORY
REDEMPTION:         The Issuer will be required to redeem the Exchange Notes or, in the case of Fixed Rate Exchange Notes, to offer to purchase such notes (and, if outstanding, repay the Initial
                    Loans) on a pro rata basis, at par plus accrued and unpaid interest, from the net proceeds (after deduction of, among other things, amounts required to repay the Senior
                    Facilities) from all nonordinary- course asset sales
                    (subject to exceptions and baskets to be agreed upon).

OPTIONAL
REDEMPTION:         Subject to the following sentence, the Exchange Notes will be redeemable at the option of the Issuer, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date. If any Exchange Note is sold by a Lender to a third-party purchaser, such Lender shall have the right to fix the interest rate on such Exchange Note
                    (each such Note, a "Fixed Rate Exchange Note") at (a) a rate not higher than the then applicable rate of interest on such Exchange Note or (b) upon the representation of such transferring Lender that a higher rate (such higher rate, the "Transfer Rate") is necessary in order to permit such Lender to transfer such Exchange Note to a third party and receive consideration equal to the principal amount thereof plus all accrued and unpaid interest to the date of such transfer; provided, however, that such Transfer Rate shall not exceed 12% per annum. If such Lender exercises such right, such Fixed Rate Exchange Note will be non-callable for four years (except that up to 35% of the principal amount thereof may be called at a premium to be agreed upon with the proceeds of a Qualified IPO (to be defined)) from the date of the initial issuance of Exchange Notes and will be callable thereafter at par plus accrued interest plus a premium equal to (a) the coupon in effect on the date of sale of the Exchange Notes or (b) if the Transfer Rate

                                     1-B-2
                    was used, the Transfer Rate, which premium in either case shall decline ratably on each yearly anniversary of the date of such sale to zero one year prior to the maturity of the Exchange Notes (except that if such period has not ended prior to the date that is one year prior to such maturity, such premium shall fall immediately to zero on the date that is one year prior to such maturity), provided that such call protection shall not apply to any call for redemption issued prior to the sale to such third-party purchaser.

                    If the Issuer elects to optionally redeem all or any portion of the Exchange Notes, then the Issuer shall be required to optionally prepay on a pro rata basis outstanding Initial Loans, if any, at par plus accrued and unpaid interest.

REGISTRATION
RIGHTS: The Issuer will file within 60 days after the Maturity Date, and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a "Shelf Registration Statement") and/or a registration statement relating to a Registered Exchange Offer (as described below). If a Shelf Registration Statement is filed, the Issuer will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of Exchange Notes but in no event longer than two years from the Maturity Date. If within 150 days from the Maturity Date, a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Issuer has not effected an exchange offer (a "Registered Exchange Offer") whereby the Issuer has offered registered notes having terms identical to the Exchange Notes (the "Substitute Notes") in exchange for all outstanding Exchange Notes and Initial Loans (it being understood that a Shelf Registration Statement is required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act (other than a prospectus-delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes ac-

                                     1-B-3
                    quired for its own account as a result of a market making or other trading activities)), then the Issuer will pay liquidated damages of $0.096 per week per $1,000 of principal amount of Exchange Notes and Initial Loans outstanding (which rate of liquidated damages shall increase by 0.048 every 90 days up to a maximum of $0.192 per week) to holders of such Exchange Notes and Initial Loans who are unable freely to transfer Exchange Notes from and including the 151st day after the date of the first issuance of Exchange Notes to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer (such damages to be payable in the form of additional Initial Loans or Exchange Notes, as applicable, if the then interest rate thereon exceeds the applicable cash interest rate cap). The Issuer will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement during which such Shelf Registration Statement is not available for resales thereunder. In addition, unless and until the Issuer has consummated the Registered Exchange Offer and, if required, caused the Shelf Registration Statement to become effective, the holders of the Exchange Notes will have the right to "piggy-back" the Exchange Notes in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Issuer (other than on a Form S-4) unless all the Exchange Notes and Initial Loans will be redeemed or repaid from the proceeds of such securities.

EXCHANGE NOTES
ESCROWED:           The Exchange Notes will be delivered on the Closing Date and held, undated, in escrow by a mutually agreeable fiduciary.

RIGHT TO TRANSFER
EXCHANGE NOTES:     The holders of the Exchange Notes shall have the absolute
                    and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

COVENANTS:          Usual for those contained in an indenture governing senior subordinated notes issued in a Rule 144A offering.


                                     1-B-4

EVENTS OF DEFAULT:  Usual for those contained in an indenture governing senior subordinated notes issued in a Rule 144A offering.

GOVERNING LAW
AND FORUM:          New York.

                                     1-B-5

                                                                       EXHIBIT C


                                  Project Eagle
                                  -------------
                        Senior Secured Credit Facilities
                        --------------------------------
                       Senior Subordinated Bridge Facility
                       -----------------------------------
                   Summary of Additional Conditions Precedent
                   ------------------------------------------

          The initial borrowings under the Facilities shall be subject to the following conditions precedent. All capitalized terms used but not defined herein shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached, the Senior Facilities Term Sheet and the Bridge Facility Term Sheet.

1. The Transactions shall have been consummated or shall be consummated simultaneously with the closing of the Facilities in accordance with applicable law, the Merger Agreement and all other related documentation and, if applicable, the SemperCare Acquisition Agreement and all other related documentation (in each case without giving effect to any amendments or waivers to or of such documents that are adverse in any material respect to the Lenders not approved by the Arrangers), and no more than 8% of the outstanding common stock of Eagle shall constitute shares held by holders who properly exercise appraisal rights. The Transactions shall have been consummated in a manner consistent with the sources and uses shown on Annex II to the Senior Facilities Term Sheet.

2.     The Equity Contributions shall have been made.

3. Eagle shall concurrently (a) repurchase at least a majority of each series of the Existing Subordinated Notes pursuant to the Debt Tender Offers at prices and on terms reasonably satisfactory in all respects to the Agents and, as a result of which, all significant negative covenants in the Existing Subordinated Notes shall be eliminated and (b) pay all principal, interest, fees and other amounts outstanding under the Existing Credit Agreement, and terminate all commitments under the Existing Credit Agreement and cause all liens in respect thereof to be terminated.

4. With respect to the Senior Facilities, the Borrower shall have received either (a) $660,000,000 in gross cash proceeds from the issuance of the Senior Subordinated Notes or (b) if and to the extent the Borrower is unable to issue the Senior Subordinated Notes prior to the Closing Date, $660,000,000 less the amount of Senior Subordinated Notes issued pursuant to clause (a) in gross cash proceeds from loans under the Bridge Facility (it being agreed that the aggregate principal amount of Senior Subordinated Notes and loans under the Bridge Facility, as applicable, shall be reduced by the Untendered Amount in excess of $10,000,000). With respect to the Bridge Facility, the Borrower shall have received $580,000,000 in gross cash proceeds from the borrowings under the Tranche B Facility (or $480,000,000 if the SemperCare Acquisition Agreement is terminated prior to the Closing Date) and $200,000,000 in

                                    Exh. C-1
       gross cash proceeds from the borrowings under the Revolving Facility (or $100,000,000 if the SemperCare Acquisition Condition has not previously been satisfied and the SemperCare Acquisition has not been terminated), in each case less the Untendered Amount up to $10,000,000.

5. After giving effect to the Transactions and the other transactions contemplated hereby, Holdings and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Senior Facilities, (b) the Senior Subordinated Notes or loans under the Bridge Facility, as applicable, (c) the Holdings Subordinated Notes, (d) preferred stock issued to the Investors in connection with the Transactions and (e) other limited indebtedness to be agreed upon. The terms and conditions of (a) all indebtedness to remain outstanding after the Closing Date (including but not limited to terms and conditions relating to interest rates, fees, amortization, maturity, redemption, subordination, covenants, events of default and remedies) and (b) all preferred stock to be issued in connection with the Transactions or to remain outstanding after the Closing Date (including but not limited to terms and conditions relating to cash dividend payments, dividend rates, redemption, subordination, covenants, conversion, voting rights, events of default and remedies) shall be reasonably satisfactory in all material respects to the Lenders.

6. The Lenders shall have received (a) audited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Borrower for the three fiscal years ended December 31, 2003 (and of SemperCare, if the SemperCare Acquisition Agreement has not previously been terminated, for the fiscal year ended December 31, 2003, the six months ended December 31, 2002 and the fiscal year ended June 30, 2002) and, if available, the audited financial statements for the fiscal year ending December 31, 2004, which in any event shall be provided within 75 days after fiscal year end in the case of the Borrower (and, if applicable, when available in the case of SemperCare), (b) unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Borrower (and SemperCare, if the SemperCare Acquisition Agreement has not previously been terminated) for each subsequent fiscal quarter (and, if the audited financial statements for the year ending December 31, 2004 are not required to be provided pursuant to clause (a), unaudited financial statements or summary financial information for the Borrower (and SemperCare, if the SemperCare Acquisition Agreement has not previously been terminated) for such fiscal year) ended at least 40 days before the Closing Date (and comparable periods for the prior fiscal year), and (c) if the Closing Date is on or prior to February 10, 2005, summary financial data for the Borrower (and SemperCare, if the SemperCare Acquisition Agreement has not previously been terminated) for the twelve months ended November 30, 2004 or, if available, December 31, 2004, which financial statements described in clauses (a) through (c) shall not be materially inconsistent with the financial statements or forecasts previously provided to the Lenders.

                                    Exh. C-2

7. The Lenders shall have received a pro forma consolidated balance sheet of Holdings as of the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, which balance sheet shall not be materially inconsistent with the forecasts previously provided to the Lenders.

8. There shall be no litigation, arbitration, administrative proceeding or consent decree that could reasonably be expected to have a material adverse effect on (a) the business, operations, performance, properties, condition (financial or otherwise), prospects or material agreements of or applicable to Holdings and its subsidiaries, taken as a whole, after giving effect to the Transactions and the other transactions contemplated hereby, or (b) the ability of the parties to consummate the Transactions or the other transactions contemplated hereby.

9. The Lenders shall be reasonably satisfied in all respects with any tax sharing agreements among Holdings and its subsidiaries after giving effect to the Transactions and the other transactions contemplated hereby, and with the plans of Holdings with respect thereto.

10. The Lenders shall have received a solvency certificate from a financial officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, together with such other evidence reasonably requested by the Lenders, confirming the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby.

11. The consummation of the Transactions and the other transactions contemplated hereby shall not (a) violate any applicable law, statute, rule or regulation or (b) conflict with, or result in a default or event of default under, any material agreement of Holdings, the Borrower or any of their respective subsidiaries, after giving effect to the Transactions, in each case which could reasonably be expected to have (i) a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of Eagle and its subsidiaries, taken as a whole, whether or not covered by insurance, or (ii) a material adverse effect on the ability of the Borrower to perform its obligations under the Facilities.

12. (a) After giving effect to the Transactions, Holdings's and Borrower's respective ratios of total indebtedness to Pro Forma Adjusted EBITDA (such pro formas to be done in accordance with Regulation S-X and, as adjusted, in a manner consistent with EBITDA, as adjusted, in Eagle's most recent public filings prior to the date of this letter) for the most recent period of four fiscal quarters ending at least 40 days prior to the Closing Date shall not exceed 6.10 to 1.00 and 5.50 to 1.00, respectively (or 5.80 to 1.00 and 5.20 to 1.00, respectively, if the SemperCare Acquisition Condition shall not have been satisfied on or prior to the Closing Date), and (b) Holdings's Pro Forma Adjusted EBITDA for the most recent period of four fiscal quarters ending at least 40 days prior to the Closing Date shall be greater than $264,000,000 (or $259,000,000 if

                                    Exh. C-3
       the SemperCare Acquisition Condition shall not have been satisfied on or prior to the Closing Date).

13. All requisite material governmental authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable waiting or appeal periods (including any extensions thereof) shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby.

14. The Senior Facilities and the Senior Subordinated Notes shall have been rated by Standard & Poor's Ratings Services ("S&P") and by Moody's Investors Service, Inc. ("Moody's") no later than 45 days prior to the Closing Date.


                                    Exh. C-4